Exhibit 99.4
American Medical Systems Holdings, Inc.
Unaudited Pro Forma Combined Condensed Balance Sheet

	AMS Holdings	Laserscope	Pro Forma		Pro Forma
	April 1, 2006	March 31, 2006	Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$26,801	$33,234	$(60,035)	(a)	$—
Short term investments	15,593	—	(15,593)	(a)	—
Accounts receivable, net	52,108	23,972	—		76,080
Inventories, net	17,065	27,595	2,837	(b)	47,497
Deferred income taxes	3,202	14,954	(864)	(c)	17,292
Other current assets	3,700	3,507	—		7,207

Total current assets	118,469	103,262	(73,655)		148,076

Property, plant and equipment, net	23,655	10,919	561	(d)	35,135
Goodwill, net	169,861	655	474,174	(g)	644,690
Intangibles, net, including trademarks	38,737	405	129,095	(e)	168,237
Deferred income taxes	4,072	—	4,818	(c)	8,890
Deferred financing costs	—	—	25,038	(i)	25,038
Assets held for sale, net of tax	—	—	34,800	(f)	34,800
Investment in technology and other assets	695	—	—		695

Total assets	$355,489	$115,241	$594,831		$1,065,561

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,921	$7,617	$—		14,538
Accrued compensation expenses	10,006	4,341	—		14,347
Accrued warranty expense	1,697	3,004	—		4,701
Income taxes payable	4,950	—	—		4,950
Other accrued expenses	8,547	6,846	—		15,393
Deferred revenue	—	4,376	(400)	(h)	3,976
Capital leases, current portion	—	19	—		19

Total current liabilities	32,121	26,203	(400)		57,924

Long term liabilities
Accumulated post retirement benefit obligation	3,072	—	—		3,072
Senior debt facility	—	—	320,453	(i)	320,453
Convertible note payable, net of discount	—	—	373,750	(i)	373,750
Deferred tax liabilities	—	—	51,562	(c)	51,562
Obligations under capital leases	—	4	—		4

Total long term liabilities	3,072	4	745,765		748,841

Stockholders’ equity
Common stock	698	86,341	(86,341)	(j)	698
Additional paid-in capital	232,947	—	—		232,947
Accumulated other comprehensive income	2,693	(385)	385	(j)	2,693
Retained earnings (accumulated deficit)	83,958	3,078	(64,578	)(j)(k)	22,458

Total stockholders’ equity	320,296	89,034	(150,534)		258,796

Total liabilities and stockholders’ equity	$355,489	$115,241	$594,831		$1,065,561

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information.